PRESS RELEASE- IMMEDIATE RELEASE

CONTACT:     Mary Ellen Fitzpatrick
Senior Vice President/Corporate Communications
Enterprise Bank
222 Merrimack Street, Lowell, MA
978-656-5520
Maryellen.fitzpatrick@ebtc.com

DATE:        February 26, 2013

CHAIRMAN OF THE BOARD GEORGE L. DUNCAN
ANNOUNCES THE APPOINTMENT OF JOHN T. GRADY TO
ENTERPRISE BANK'S BOARD OF DIRECTORS AND TO THE
BOARD OF ITS HOLDING COMPANY, ENTERPRISE BANCORP, INC.

John T. Grady, a senior advisor at Moelis and Company, a global investment company with offices in Boston and New York, has joined Enterprise Bank's Board of Directors and the Board of Enterprise Bancorp, Inc. Mr. Grady is a highly-respected financial services executive with over 25 years of experience in private wealth management and commercial banking. During his career, Mr. Grady served as managing director responsible for business development at Athena Capital, an investment management firm based in Massachusetts, and was associated with Lehman Brothers where he served as managing director responsible for the New England investment management division and earlier, with State Street Global Advisors where he was a member of State Street Corporation's Executive Operating Group.

Mr. Grady holds a B.A. degree from Boston University.  Involved in civic affairs, Mr. Grady is a member of the Corporation of the Brigham & Women's Hospital; the Corporation of The Isabella Stewart Gardner Museum in Boston; and the Board of Trustees of Belmont Hill School among other community affiliations. According to Chairman Duncan, “Mr. Grady brings exceptional management skills and investment expertise to his new position on the Enterprise Bank Board.   With our fast-growing investment management division now in excess of $592 million dollars, we welcome the additional expertise and perspective in wealth management issues that John Grady brings to the bank. He is truly one of the most respected advisors in New England. We know that he will be a great asset to our Board in the years ahead.”

Enterprise Bank has 20 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, Tyngsboro, and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem. The Bank is also currently constructing a new branch in Lawrence, MA and anticipates that this office will open in the Spring of 2013. As of 12/31/12, Enterprise Bancorp, Inc's total assets were $1.6 billion. Total assets, investment assets under management and loans serviced totaled $2.3 billion.

Enterprise Bancorp, Inc. is listed on the NASDAQ Global Market under the stock symbol “EBTC.” For further information on Enterprise Bank, log on to our web site at EnterpriseBanking.com.